Exhibit 10.109

YA GLOBAL INVESTMENTS, L.P.
101 Hudson Street, Suite 3700
Jersey City, New Jersey 07092

November 7, 2007

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia V6V 2J1

ATTN:  Jeff Finkelstein, Chief Financial Officer

Dear Mr. Finkelstein:

This letter sets forth our agreement regarding the debt owed by SmarTire Systems, Inc. (“SmarTire” or the “Company”) to YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.).  (hereinafter, “YA”).As of November 7, 2007, that debt (not including accrued interest, fees, and other expenses owing) (referred to, together, as the “Existing Debentures”) is as follows:

Date of Instrument:	Issuer:	Outstanding Principal:
March 22, 2005	SmarTire	$3,085,440 in Convertible Preferred Stock
May 20, 2005	SmarTire	$1,420,000
June 23, 2005	SmarTire	$9,770,000
January 23, 2007	SmarTire	$684,000
February 9, 2007	SmarTire	$334,000
March 2, 2007	SmarTire	$782,000
April 27, 2007	SmarTire	$1,150,000
August 20, 2007	SmarTire	$350,000

1.
The certain registration statements required to be filed by the Company with the SEC and declared effective by the SEC on or before specified deadlines, all as required by the terms of three parties acknowledge that the Securities and Exchange Commission (the “SEC”) has not declared effective Registration Rights Agreements between the Company and YA dated March 22, 2005, May 20, 2005 and June 23, 2005 respectively (the “RRAs”). Subject to the terms of a waiver dated May 24, 2007, the RRAs require that the Company pay damages (the Damages”) to YA because these registration statements have not been declared effective.

2.
YA hereby agrees (i) to extend the Maturity Date of (a) the convertible preferred stock issued by the Company to YA with issue date March 22, 2005 (the “March 2005 Convertible Preferred”) and (b) the May 5, 2005, debenture (the “May 2005 Debenture”), issued by the Company  held by YA as well as the due date for any periodic payments due under either of the March 2005 Convertible Preferred or the May 2005 Debenture to January 1, 2008 and (ii) to permanently waive its right to the Damages whether now or hereafter accrued.  The waiver of YA’s right to the Damages shall extend only to these three RRAs and not to any of the other Existing Agreements (as hereinafter defined). The extension of the maturity date shall apply only to the March 2005 Convertible Preferred and the May 2005 Debenture, and not to any of the other Existing Debentures.  As modified herein, the Existing Debentures and Existing Agreements remain in full force and effect.

3.
YA hereby agree to modify the final sentence of the Standby Equity Distribution Agreement dated December 30, 2005 (the “SEDA”) between the Company and YA, to read as follows:  “The Investor acknowledges that it shall pay any and all withholding taxes, interest and penalties assessed in connection with the transactions contemplated by this Agreement.”

4.
All amounts owed, as set forth above, together with any fees, costs, expenses and other charges now or hereafter payable by the Company to YA (including, without limitation, the amounts referenced in the table above) under the Existing Debentures are unconditionally owing by the Company to YA, without offset, setoff, defense or counterclaim of any kind, nature or description whatsoever except as set forth in this Agreement.  The Company further acknowledges, confirms and agrees that (a) all agreements between SmarTire and YA (the “Existing Agreements”) have been duly executed and delivered by the Company to YA, and each is in full force and effect as of the date hereof; (b) the agreements and obligations of SmarTire contained in the Existing Agreements, as amended by this Agreement, constitute the legal, valid and binding obligations of SmarTire, enforceable against it in accordance with their respective terms, and the Company has no valid defense to the enforcement of such obligations; and (c)  YA is and shall be entitled to the rights, remedies and benefits provided for in the Existing Agreements and applicable law, without offset, setoff, defense or counterclaim of any kind, nature or descriptions whatsoever.

5.
In exchange for the consideration described in paragraphs numbered 1- 3, above, and except as otherwise set forth in this Agreement, SmarTire does hereby RELEASE AND FOREVER DISCHARGE YA and its subsidiaries and its respective affiliates, parents, joint ventures, officers, directors, shareholders, interest holders, members, managers, employees, consultants, representatives, successors and assigns, heirs, executors and administrators (collectively, “Buyer Parties”) from all causes of action, suits, debts, claims and demands whatsoever known or unknown, at law, in equity or otherwise, which the Company had, now has, or hereafter may have, arising from or relating in any way to the Company’s status as a debtor of YA on or prior to the date hereof, any agreement between SmarTire and YA entered into prior to the date hereof, any claims for reasonable attorneys’ fees and costs, and including, without limitation, any claims relating to fees, penalties, liquidated damages, and indemnification for losses, liabilities and expenses; provided, however, that this release shall not extend to YA’s obligation to pay all withholding taxes, interest and penalties on withholding taxes as set forth in the SEDA as modified herein.  This release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, or implied or express contract. It is expressly understood and agreed that this release shall operate as a clear and unequivocal waiver by SmarTire of any such claim whatsoever.

If the foregoing correctly sets forth the terms of our agreement, please sign this letter on the line provided below, whereupon it will constitute a binding agreement among us.

Sincerely,

YA GLOBAL INVESTMENTS, L.P.

By: Yorkville Advisors, LLC
Its:  General Partner

By:        /s/Jerry Eicke
Name:  Jerry Eicke
                        Title:     Managing Member

ACCEPTED AND AGREED:
SMARTIRE SYSTEMS INC.

By:       /s/Jeff Finkelstein
Name: Jeff Finkelstein
Title:   Chief Financial Officer